Exhibit 10.33

[GLOWPOINT LETTERHEAD]

April 6, 2006

David Trachtenberg
Glowpoint, Inc.
225 Long Avenue
Hillside, NJ 07025

Re: Separation Agreement Including A General Release

Dear David:

In response to discussions you initiated, this letter sets forth the terms of our agreement with respect to your voluntary separation from employment with Glowpoint ( “Glowpoint”).

Your final date of active employment with Glowpoint will be April 28, 2006 (the "Separation Date"). As of the Separation Date, except as specifically provided in this Agreement, all compensation, including bonuses, and all other benefits and perquisites of employment will cease. Upon the Separation Date, you will have no unused vacation time that you have accrued during 2006.

Effective as of the date you sign this Agreement (the “Signature Date”), you will step down as President and Chief Executive Officer of Glowpoint and resign from Glowpoint’s Board of Directors. From the Signature Date through the Separation Date, you will act as a consultant to Glowpoint to the extent requested by Glowpoint to assist in the transition to the new management team led by Michael Brandofino as Glowpoint’s next President and Chief Executive Officer. During this consultancy period, as afterwards, you will be permitted to look for other employment and to consult for other entities to the extent such activities are not prohibited by Section 6 of the Employment Agreement dated October 3, 2003 between you and Glowpoint.

You may elect to continue your medical coverage at the prevailing active employee rate(s) as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Additional information concerning your COBRA rights will be provided separately.

Following the Effective Date (as defined below), you will receive:

(i) on the first business day after the Effective Date, a lump-sum payment in the gross amount of $250,000.00, less authorized and required deductions;

(ii) four additional payments, each in the gross amount of $62,500.00, less authorized and required deductions, on or before July 31, 2006, October 31, 2006, January 31, 2007, and March 15, 2007, respectively;

(iii) on the first business day after the Effective Date, accelerated vesting of 120,000 shares of restricted Glowpoint common stock granted to you pursuant to your Employment Agreement dated October 3, 2003 and the Restricted Stock Award of the same date;

(iv) effective as of the first business day after the Effective Date, the post-termination exercise period for the options to purchase Glowpoint common stock that you then hold will be extended by 90 days for a total post-termination exercise period of 180 days;

(v) if you timely elect COBRA continuation of your medical insurance, Glowpoint will reimburse you for the COBRA premiums necessary to continue this coverage until the earlier of the date you receive medical insurance coverage from another source or April 30, 2007;

(vi) after the removal by a Glowpoint representative of Glowpoint information, the laptop computer, printer, and monitor currently in your Glowpoint offices;

(vii) a final copy of the press release regarding your departure in the form attached as Exhibit A; and

(viii) at the sole and binding discretion of Glowpoint’s Board of Directors, consideration for the possible award of additional restricted shares of Glowpoint common stock upon closure before December 31, 2006 of a “Project Lisa” deal.

The benefits described above shall be referenced in this Agreement collectively as the "Separation Benefits."

In exchange for Glowpoint providing you with the Separation Benefits, and for other good and valuable consideration, you hereby waive all claims against Glowpoint, and release and discharge Glowpoint, its affiliated, related, parent or subsidiary corporations, and their present and former directors, shareholders, legal representatives, officers, and employees from liability for any claims or damages you may now have or ever have had against Glowpoint or any of them, whether known or unknown, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the Civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit plan of Glowpoint in accordance with the terms of such plan and applicable law); the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform Control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage and Hour Law; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey Smokers’ Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the retaliation provisions of the New Jersey Workers’ Compensation Law (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy claim, having any bearing whatsoever on your employment by and the termination of your employment with Glowpoint, including, but not limited to, any claims asserting wrongful termination or discharge, breach of contract, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract, fraud, disparagement, defamation, or claims for back pay, vacation pay, sick pay, severance, wage, commission or bonus payment, attorneys’ fees, costs, expenses and/or future wage loss. Nothing in this paragraph shall be deemed to effect any existing rights you may have to indemnification as an Officer and Director of Glowpoint.

You agree not to disclose any confidential or proprietary information or know-how belonging to Glowpoint or acquired by you during your employment with Glowpoint as described in the Confidentiality and Non-Disclosure Undertaking (“Proprietary Agreement”) contained in the Glowpoint Employee Handbook. You acknowledge that the Proprietary Agreement remains in effect after your employment with Glowpoint ends. You understand and agree that this Agreement shall be maintained in strict confidence, and that you shall not disclose this Agreement or any of its terms to any other person unless required by law. The only disclosures excepted by this paragraph are: (i) as may be required by court order or subpoena and after notice as provided for below; and (ii) you may disclose confidential information regarding this Agreement to your attorneys, accountants or tax or financial advisors, and significant other, provided that you make each such person aware of the confidentiality provisions of this paragraph and each agrees to keep such information confidential. You further agree not to solicit or initiate any demand by others not party to this Agreement for disclosure of any or all of the confidential information described above. You agree that, in the event you are served with legal process purporting to require a disclosure of any such confidential information, that, unless required by law, you: (i) will make no such disclosure until Glowpoint has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure; and (ii) immediately upon your receipt of such process or request to testify or produce documents (and no later than five (5) days before you are required to testify and/or produce documents), you will ensure that Glowpoint receives written notification and copies of all legal papers and documents served upon you.

You agree that with reference to your past relationship with Glowpoint, you shall not disparage or denigrate Glowpoint or any person or entity known by you to be an affiliate, agent, officer, director or employee of Glowpoint.

You represent and warrant that, as of the Separation Date, you will have returned to Glowpoint all Glowpoint property (including without limitation, keys to all offices and facilities, mobile telephones, employee handbooks, business cards, client files, corporate credit cards, telephone calling card, files, sales material) in your possession, except for the laptop computer, printer, and monitor as described above, and you will not have retained any reproductions of these items.

You represent and warrant that you are not aware of any material non-public information concerning Glowpoint, its business or its affiliates that you have not disclosed to the Board of Directors of Glowpoint prior to the date of this Agreement or that is required to be disclosed by Glowpoint in its filings under the Securities Exchange Act of 1934 with the Securities and Exchange Commission (“SEC”) and that has not been so disclosed. Additionally, you agree to make yourself available for and cooperate truthfully and fully in consultations with Glowpoint and its advisors and the SEC) and other governmental agencies at reasonable times, upon reasonable notice, and without additional compensation (except reimbursement for reasonable travel and other out-of-pocket expenses) regarding issues related in any way to the ongoing informal SEC investigation and/or any related investigation of Glowpoint.

You acknowledge that all your agreements and warranties above are material terms of the Agreement without which Glowpoint would not provide the payments and other benefits discussed in this Agreement. In addition to any other remedy available to Glowpoint, in the event that you file a lawsuit or administrative charge relating to any claim released in this Agreement or violate one or more of these agreements and warranties, you agree that any remaining payment obligations from Glowpoint to you are null and void and, to the maximum extent permitted by law, that you must return to Glowpoint all sums paid and other consideration granted to you pursuant to this Agreement.

The making of this Agreement is not intended, and shall not be construed, as an admission that Glowpoint has violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against you. You and Glowpoint agree that this Agreement may be used as evidence only in a subsequent proceeding in which any of the parties alleges a breach of this Agreement

This Agreement contains the entire agreement between you and Glowpoint regarding the termination of your employment, and supersedes and terminates any and all previous agreements and understandings between you and Glowpoint, whether written or oral, except that Sections Four through Six of the Employment Agreement dated October 3, 2003 between you and Glowpoint shall remain in full force and effect. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon either party unless made in writing and signed by such party. You acknowledge that Glowpoint has made no promises, commitments or representations to you other than those set forth in this Agreement, and that you have not relied upon any statement or representation made by or behalf of Glowpoint with respect to the basis or effect of this Agreement or otherwise.

This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, and assigns, including Glowpoint’s successor entity in the event of a sale or other change in control of Glowpoint.

It is understood that you will have twenty-one days to consider the terms of this Agreement (although you need not use all twenty-one days). During the twenty-one day period and before signing below, you should consult with an attorney regarding the terms of this Agreement, at your own expense. You agree that if you execute this Agreement before the end of the twenty-one day period, such early execution was completely voluntary, and that you had ample time in which to review this Agreement with your attorney. You acknowledge that you have elected to sign this Agreement voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with a full understanding of its terms. You also will have seven days to revoke this Agreement after you sign this Agreement by providing me with written notice of your desire to revoke this Agreement (delivered by hand or by registered or certified mail, return receipt requested), provided such writing is received by me no later than 11:59 p.m. on the seventh day after your execution of this Agreement. This Agreement will not become fully effective and enforceable until the eighth day after you have signed it (the “Effective Date”). You understand that your acceptance of the Separation Benefits at any time more than seven days after you sign this Agreement confirms that you did not revoke your assent to this Agreement and, therefore, that it is fully effective and enforceable.

Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement’s contents and legal effect; and (c) that you have chosen to enter into this Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by Glowpoint or any of its representatives other than those contained in this letter.

This Agreement shall be governed by the laws of the State of New Jersey and the parties in any action arising from this Agreement shall be submitted to arbitration that will be held in New York, New York, before a mutually agreed upon single arbitrator licensed to practice law and on the employment-arbitration panel of the American Arbitration Association (“AAA”), International Institute for Conflict Prevention & Resolution (“CPR”), and/or JAMS. The arbitrator shall follow the rules and procedures then in effect for the panel provider (either AAA, CPR, or JAMS) from which he/she has been selected; and he/she shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties.

If this letter comports with your understanding of our Agreement, please sign on the line provided below and return the original via overnight mail to me in a confidential envelope.

Sincerely,

/s/ Michael Brandofino

Glowpoint, Inc.
By:	Michael Brandofino

I have read and understand the Agreement above and agree to be bound by its terms and conditions.

/s/ DTrachtenberg	Dated: 4/6/06
David Trachtenberg